Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Path 1 Network Technologies Inc. 6215 Ferris Square, Suite 140 San Diego, CA 92121 Amex: PNO

For Further Information:
MEDIA:	AT FINANCIAL RELATIONS BOARD:
Alice Borda	Lasse Glassen	Amy Cozamanis
Sterling Communications	General Information	Investor/Analyst Information
(408) 395-5500	(310) 854-8313	(310) 854-8314
aborda@sterlingpr.com	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com

FOR IMMEDIATE RELEASE

February 17, 2006

PATH 1 NETWORK TECHNOLOGIES REPORTS FOURTH QUARTER AND FULL

YEAR 2005 FINANCIAL RESULTS

SAN DIEGO, CA, February 17, 2006 – Path 1 Network Technologies (Amex: PNO), a leading provider of video networking products that enable the transmission of broadcast-quality video over IP networks, today announced its financial results for the three and twelve months ended December 31, 2005.

Fourth Quarter and Full Year Results

For the fourth quarter of 2005, the Company reported revenue of $521,000, an increase of 29% compared to the third quarter of 2005. The increase in revenue was the result of an increase in shipments of the Company’s long-haul gateway products. On a year over year quarterly basis revenues declined slightly from $538,000 for the same quarter a year ago. For the twelve months ended December 31, 2005, the Company reported revenue of $2,931,000 compared to revenue of $3,193,000 for the same period a year ago. The decrease in full-year 2005 revenue is primarily the result of reduced sales of the Company’s cable products, partially offset by an increase in long haul gateway products.

Gross profit for the fourth quarter of 2005 totaled $135,000, or 26% of total revenues, compared to gross profit of $35,000, or 9% in the previous sequential quarter. On a year over year quarterly basis, gross profit decreased by $39,000, or 22% from $174,000 for the same quarter a year ago. Gross profit for the twelve-months ended December 31, 2005 totaled $1,403,000, or 48% of total revenues, compared to gross profit of $994,000, or 31% of total revenues, in the same period a year ago. Gross profit in the fourth quarter of 2005 reflected decreased sales of the Company’s long haul products combined with higher sales of lower margin cable products and the impact of a reallocation of corporate expenses that in prior periods were classified as general and administrative expenses. The increase in margin for the full year of 2005 as compared to the full year of 2004, was attributable to an increased mix of higher margin long-haul products and a reduction in cost of sales attributed to reduced material costs.

-more-

Net loss for the fourth quarter of 2005 was $2,326,000, or $0.32 per share, compared to a net loss of $1,347,000 or $0.20 per share for the same period in 2004. Net loss available for common shareholders for the year ended December 31, 2005 was $9,646,000, or $1.38 per share, compared to a net loss attributable for common shareholders of $7,134,000, or $1.06 per share, for 2004. Net loss for the fourth quarter and full year of 2005 included a non-cash stock-based compensation charge of $231,000 and $1,356,000, respectively. On a non-GAAP basis, excluding the effect of these charges, the Company’s net loss for the fourth quarter and full year of 2005 was $2,095,000, or $0.29 per share, and $8,290,000, or $1.19 per share, respectively, compared to a net loss of $1,347,000, or $0.20 per share, and $6,862,000, or $1.02 per share, respectively, for the same periods in 2004.

Commenting on the results, Tom Tullie, Chief Executive Officer of said, “I am pleased that Path 1 generated sequential revenue growth of 29% during the fourth quarter as a result of stronger sales of our long-haul gateway products. That said, significant work lies ahead in order for Path 1 to compete successfully in the emerging video over IP equipment market. Since joining the Company late last year, I have dedicated my energies to date to assessing Path 1’s strengths along with areas where improvement is required. The Path 1 management team currently is in the process of implementing a plan that I believe will enable the Company to produce sustainable growth to fulfill its potential as an industry leader in a rapidly growing video over IP marketplace. I look forward to sharing with the investment community the progress we make with these efforts in future periods.”

Conference Call and Webcast

Path 1’s fourth quarter and full year 2005 conference call will be held on Friday, February 17, 2006 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The conference call can be accessed by dialing 1-800-240-5318 (domestic) or 1-303-262-2125 (international). A listen-only broadcast of the call may be accessed on the Company’s website at: www.path1.com. A replay of the call will be available by dialing 1-800-405-2236 (domestic) or 1-303-590-3000 (international) through February 24, 2006; the pass code for the replay is 11054356.

About Path 1 Network Technologies Inc.

Path 1 Network Technologies Inc. is the pioneer and leading provider of video gateway products that enable the conversion and distribution of real-time, broadcast-quality video over Internet Protocol (IP) through both public and private networks. From the delivery of live MPEG-2, MPEG-4, and VC-1 standard definition and high definition (HD) broadcasts to Video on Demand (VOD), Path 1’s video infrastructure platforms allow broadcasters, cable, telco, satellite and mobile operators to transmit high-quality point-to-point, multipoint and multiplexed video across town or around the world. To find out more about Path 1 Network Technologies Inc., visit our website at www.path1.com or call 877/ONE-PATH (663-7284).

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results or strategies and are generally preceded by words such as “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that Path 1 may or will require additional financing, that uncertainties inherent in our executive leadership transition might hinder our progress, that our products might not achieve customer or market acceptance, that our products might not perform as expected, that customer trials might not lead to future sales, that our sales and gross profits might fluctuate between reporting periods, and other risks identified in our annual report on Form 10-K and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and Path 1 undertakes no obligation to update such statements.

This press release includes certain non-GAAP financial measures, including adjusted net income and net income per share amounts, which exclude the stock -based compensation expense. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

-Financial Tables to Follow-

-more-

PATH 1 NETWORK TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2005	December 31, 2004
	(Preliminary)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,636	$929
Accounts receivables, net	346	810
Inventory	697	541
Other current assets	86	468

Total current assets	2,765	2,748
Property and equipment, net	244	352
Issuance costs for mandatorily-redeemable preferred stock, net	764	4
Other assets	110	60

Total assets	$3,883	$3,164

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,196	$752
Accrued compensation and benefits	317	176
Deferred revenue	144	256
Current portion of leases payable	3	21
Current portion of notes payable, net	727	78

Total current liabilities	2,386	1,283
Mandatorily-redeemable preferred shares, net	966
Notes Payable	873	—

Total liabilities	4,226	1,283

Shareholders’ equity (deficit):
Common stock, $0.001 par value; 40,000,000 shares authorized; 7,410,754 and 6,820,606 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively; nil and 2,777 shares held in treasury at December 31, 2005 and 2004, respectively	7	7
Additional paid in capital	55,856	48,743
Deferred compensation	(1,048)	(1,357)
Accumulated deficit	(55,158)	(45,512)

Total shareholders’ equity (deficit)	(343)	1,881

Total liabilities and shareholders’ equity (deficit)	$3,883	$3,164

The accompanying notes are an integral part of these consolidated financial statements.

-more-

PATH 1 NETWORK TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share amounts)

(Preliminary, Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004
				(Audited)
Revenues:
Product revenue	$503	$534	$2,855	$3,127
License revenue	6	—	6	20
Contract revenue	—		16	20
Royalty revenue	—	3	6	—
Services revenue	10	—	33	—
Other revenue	2	1	15	26

Total revenues	521	538	2,931	3,193

Cost of revenues:
Cost of product sales	386	364	1,528	2,192
Cost of contract services	—	—	—	7

Total cost of revenues	386	364	1,528	2,199

Gross profit	135	174	1,403	994

Operating expenses:
Engineering research and development	734	439	3,846	1,912
Sales and marketing	734	496	3,058	2,739
General and administrative	255	538	1,624	3,082
Stock-based compensation	231	—	1,356	272

Total operating expenses	1,954	1,473	9,884	8,005

Operating loss	(1,819)	(1,299)	(8,481)	(7,011)
Other income (expense)
Interest expense, net	(422)	(29)	(896)	(102)
Other income (expense)	(3)	(19)	—	(21)

Total other expense	(425)	(48)	(896)	(123)

Net loss	(2,244)	(1,347)	(9,377)	(7,134)
Accumulated preferred dividends	(82)	—	(269)

Net loss available to common shareholders	$(2,326)	$(1,347)	$(9,646)	$(7,134)

Net loss per common share	$(0.32)	$(0.20)	$(1.38)	$(1.06)

Weighted average shares used in loss per common share calculation	7,212	6,817	6,970	6,738

The accompanying notes are an integral part of these consolidated financial statements.

-more-

PATH 1 NETWORK TECHNOLOGIES INC.

Reconciliation of GAAP to Non-GAAP Net Loss Available to Common Shareholders

(In thousands, except share amounts)

(Preliminary, Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2005	2004	2005	2004
GAAP Net Loss available to common shareholders	$(2,326)	$(1,347)	$(9,646)	$(7,134)
Less: Items charged to Operating Expense
Stock-Based Compensation	231	—	1,356	272

Non-GAAP Net Loss available to common shareholders	$(2,095)	$(1,347)	$(8,290)	$(6,862)

Net Loss available to common shareholders per common share
GAAP	$(0.32)	$(0.20)	$(1.38)	$(1.06)
Non-GAAP	$(0.29)	$(0.20)	$(1.19)	$(1.02)

###